UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 17, 2026
CNX Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center
1000 Horizon Vue Drive
Canonsburg, Pennsylvania 15317

(Address of principal executive offices)
(Zip code)

Registrant's telephone number, including area code:
(724) 485-4000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock ($.01 par value)	CNX	New York Stock Exchange
Preferred Share Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. Srivastava as Chief Financial Officer

On September 21, 2026, the Board of Directors (the “Board”) of CNX Resources Corporation (the “Company”) announced that it has appointed Ravi Srivastava, the Company’s current Senior Vice President Operations, to serve as the Company’s Chief Financial Officer (“CFO”). Mr. Srivastava will serve as the Company’s principal financial officer.

Mr. Srivastava, age 45, has served as the Senior Vice President Operations since February 2025. Previously, Mr. Srivastava served as President, New Technologies from December 2021 and Vice President – Data and Operations Technology from June 2020. Mr. Srivastava, who joined the Company in 2010, has an extensive tenure with the Company, having served in a broad range of leadership roles including Engineering, Research & Development, Drilling and Production Operations, Production Engineering, Information Technology, and Data Science and Analytics. Mr. Srivastava graduated with a bachelor’s degree in electrical engineering from Bluefield State College and holds master’s degrees in engineering management and business administration from Penn State University and MIT, respectively.

There are no arrangements or understandings between Mr. Srivastava and any other persons pursuant to which he was selected as CFO of the Company. Mr. Srivastava does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Melissa Long, age 43, who has served as the Company’s Vice President Financial Reporting and Controller since May 2026, will serve as the Company principal accounting officer. Previously, Ms. Long served as Director of Accounting from January 2022 and Manager of Accounting and Financial Reporting of CNX Midstream Partners LP from October 2014. Ms. Long graduated with a bachelor’s degree in accounting from Slippery Rock University and holds a master’s degree in business administration from the University of Pittsburgh.

There are no arrangements or understandings between Ms. Long and any other persons pursuant to which she was selected to serve as the Company’s principal accounting officer. Ms. Long does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Departure of Mr. Good as Chief Financial Officer

On September 17, 2026, the Company and Everett W. Good, the Company’s then-current CFO, mutually agreed that Mr. Good would step down from his position as CFO without cause, effective immediately. Mr. Srivastava succeeds Mr. Good in the role of CFO, effective as of September 17, 2026. After over 13 total years of dedicated service and meaningful contributions to the Company in his many roles, Mr. Good will be departing from the Company to pursue other career opportunities. Mr. Good’s cessation of service in the role of CFO was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Good will remain a non-executive employee of the Company until October 2, 2026, after which he will continue serving the Company in a consulting capacity to assist in the CFO transition and related or other pertinent matters.

Mr. Good is expected to enter into an agreement and a customary release of claims in connection with his departure from the Company, including to memorialize Mr. Good’s consulting arrangement with the Company. In connection with Mr. Good’s departure and his consulting activities, he is expected to receive (1) a lump sum cash payment of $220,673.08, less applicable withholdings and deductions, plus (2) accelerated vesting treatment and payment for his 24,701 outstanding time-based restricted stock units and continued vesting treatment for 39,033 of his outstanding target performance-based equity awards (based on actual performance results), as further described in the agreement. Mr. Good’s consulting role with the Company is currently expected to last through the end of 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CNX RESOURCES CORPORATION

By: /s/ Timothy S. Bedard
Name: Timothy S. Bedard
Title: Executive Vice President, General Counsel and Corporate Secretary

Dated: September 22, 2026